Exhibit 10.1

MANUFACTURERS AND TRADERS TRUST COMPANY 25 South Charles Street Baltimore, Maryland 21201	CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, New York 10010	KEYBANK NATIONAL ASSOCIATION KEYBANC CAPITAL MARKETS INC. 127 Public Square Cleveland, Ohio 44114

August 27, 2015

Greatbatch Ltd.

2595 North Dallas Parkway Suite 310

Frisco, Texas 75034

Attn:	Michael Dinkins
Chief Financial Officer

Project Redwing

Commitment Letter

Ladies and Gentlemen:

You have advised Manufacturers and Traders Trust Company (“M&T”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), KeyBank National Association (“KeyBank”), and KeyBanc Capital Markets Inc. (“KBCM”; and together with KeyBank, M&T, CS and CS Securities, each a “Commitment Party,” and together the “Commitment Parties”, “we” or “us”) that Greatbatch Ltd., a New York corporation (the “Borrower” or “you”), desires to acquire the Target (as defined in Annex I) and to engage in the other transactions described in Annex I (the “Transaction Description”). Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Annexes (as defined below).

You have further advised us that, in connection therewith, (a) the Borrower wishes to obtain the senior secured credit facilities (the “Credit Facilities”) described in Annex II hereto (the “Credit Facilities Term Sheet”), in an aggregate principal amount of $1,500,000,000, and (b) the Borrower (i) will seek to issue $400,000,000 in aggregate principal amount of its senior unsecured notes (the “Notes”) in a Rule 144A or other private placement, and (ii) to the extent the Borrower is unable to issue the Notes on or prior to the Closing Date or in the full amount of Notes referred to above, wishes to borrow up to $400,000,000 in aggregate principal amount (minus the aggregate gross proceeds of any Notes or other Securities (as defined in the Bridge Facility Fee Letter (as defined below)) issued on or prior to the Closing Date) of senior unsecured loans under the senior unsecured credit facility (the “Bridge Facility”) described in Annex III (the “Bridge Facility Term Sheet”). The Credit Facilities and the Bridge Facility are collectively referred to herein as the “Facilities”. The attached Annexes I, II, III and IV are collectively referred to as the “Annexes” and, together with this letter agreement, this “Commitment Letter.”

Subject only to the conditions expressly set forth in Section 1 below, and on the terms contemplated by this Commitment Letter and the Fee Letters, (a) each of M&T, CS and KeyBank is pleased to inform you of its several and not joint commitment to provide 37%, 34.5% and 28.5%, respectively, of the principal amount of each of the Facilities (in such capacity, each an “Initial Lender” and together, the “Initial

Lenders”), (b) M&T is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for the Credit Facilities, (c) M&T is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bridge Agent”) for the Bridge Facility and (d) each of M&T, CS Securities and KBCM is pleased to advise you of its willingness to act as a co-lead arranger and co- bookrunner (in such capacity, each a “Lead Arranger” and together, the “Lead Arrangers”) for the Facilities. It is understood and agreed that (i) M&T will have “left” placement (and will be entitled to exercise the rights and discretion in respect of syndication of the Revolving Credit Facility and the Term A Facility customarily associated with such placement), and that CS Securities will appear to the immediate right of M&T, on all marketing materials relating to the Revolving Credit Facility and the Term A Facility and (ii) CS Securities will have “left” placement (and will be entitled to exercise the rights and discretion in respect of syndication of the Term B Facility and the Bridge Facility customarily associated with such placement), and that M&T will appear to the immediate right of CS Securities, on all marketing materials relating to the Term B Facility and the Bridge Facility (including the confidential information memorandum referred to below). You further agree that no other titles will be awarded (other than as expressly contemplated by this Commitment Letter or the Fee Letters referred to below) in connection with the Facilities unless you and we shall so agree.

Credit Suisse shall have the right (but not the obligation), subject to the consent of the other Lead Arrangers (each such consent not to be unreasonably withheld, conditioned or delayed), to appoint up to four additional banks, financial institutions or other entities satisfactory to Credit Suisse (each, an “Additional Initial Lender”) as managers or co-managers (or similar titles satisfactory to Credit Suisse) with respect to the Bridge Facility at any time after the date hereof and on or prior to the Closing Date, which Additional Initial Lenders shall assume the rights and obligations of the Initial Lenders hereunder in respect of commitments in respect of the Bridge Facility not to exceed 20% in the aggregate of the total commitments in respect of the Bridge Facility with the amount allocated to Additional Initial Lenders and the allocation among any Additional Initial Lenders to be determined by Credit Suisse; provided that no Additional Initial Lender shall receive greater compensatory economics than any Initial Lender party hereto is entitled to with respect to the Bridge Facility on the date hereof; provided, further, that the assignment and assumption or joinder documentation (which may take the form of an amendment and restatement of this Commitment Letter and the Bridge Facility Fee Letter) effecting such appointment and assumption shall be reasonably acceptable to Borrower and Credit Suisse and consented to by the other Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) and shall reflect that the “Initial Lenders” under this Commitment Letter and the Bridge Facility Fee Letter in respect of the Bridge Facility shall include the Additional Initial Lenders or their respective designated affiliates (if applicable) for all purposes hereof and thereof. The original Initial Lenders’ commitments in respect of the Bridge Facility shall be reduced by the aggregate amount of commitments held by the Additional Initial Lenders upon the execution by such Additional Initial Lenders of such documentation, with such reduction applied ratably. For the avoidance of doubt, the commitments of the Initial Lenders and any Additional Initial Lenders shall be several and not joint.

The Commitment Parties may, from time to time, determine to provide certain of the services contemplated herein through one or more of their respective affiliates.

1. Conditions Precedent

The commitments and other obligations of each Commitment Party and each Initial Lender hereunder are subject only to the satisfaction or waiver (by all of the Initial Lenders) of the following conditions:

(a) The negotiation, execution and delivery by the parties thereto of the Facilities Documentation (as defined in Annex III), which shall be consistent with this Commitment Letter, the Fee Letters and, in the case of the Credit Documentation, the Documentation Principles (as defined in Annex II).

(b) Since April 4, 2015, there has not been a Target Material Adverse Effect (as defined below). For purposes hereof, “Target Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts and developments, (a) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Target and its Subsidiaries, taken as a whole, except to the extent that such change, effect, event, occurrence, state of facts or development results from, arises out of or is attributable to (i) changes in general economic conditions, (ii) general financial or security market fluctuations or changes in conditions thereof, (iii) changes in or events affecting any of the industries in which the Target or any of its Subsidiaries operate, (iv) any effect arising out of a change or proposed change in GAAP (or any authoritative interpretation thereof) or Applicable Law (or any authoritative interpretation thereof), (v) the negotiation, execution, delivery, announcement or pendency of the Merger Agreement and the transactions contemplated hereby, including any (x) litigation resulting therefrom and (y) change in customer, distributor, sales representative, employee, labor union, works council, supplier, financing source, licensor, licensee, sub- licensee, stockholder, Governmental Authority or similar relationships, including as a result of the identity of the Parent or its plans or intentions for the Target or any of its Subsidiaries or their respective businesses or operations (or any portion thereof), (vi) any failure by the Target and its Subsidiaries to meet any estimates of revenues, earnings, projections, budgets, plans or forecasts (provided, that unless otherwise excluded from the definition of Target Material Adverse Effect, the underlying cause or causes of such failure may be taken into consideration when determining whether a Target Material Adverse Effect has occurred), (vii) natural disasters or other force majeure events, (viii) changes in local, national, international or other political, social or regulatory conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack of any kind, or the worsening thereof, (ix) compliance by the Target and its Subsidiaries with any of the terms and conditions of the Merger Agreement, (x) any change in the credit rating of the Target or any of its Subsidiaries (provided, that unless otherwise excluded from the definition of Target Material Adverse Effect, the underlying cause or causes of such change in credit rating may be taken into consideration when determining whether a Target Material Adverse Effect has occurred), (xi) any action taken by the Target or any of its Subsidiaries at the request or with the consent of Parent, so long as the Lead Arrangers shall have consented thereto in writing or (xii) any relationship or activity subject to the National Labor Relations Act or similar Applicable Law; provided, that in the cases of the foregoing clauses (i) through (iv), (vii) and (viii), to the extent such changes do not have a materially disproportionate effect on the Target and its Subsidiaries, taken as a whole, as compared to other participants in the same industry or (b) would prevent consummation of the transactions contemplated by the Merger Agreement by the Target.

For purposes of the foregoing definition, the terms “Applicable Law”, “Subsidiaries”, “GAAP’ and “Governmental Authority” shall be used as defined in the Merger Agreement as in effect on the date hereof.

(c) The satisfaction or waiver by the Initial Lenders of the conditions precedent to the initial funding of the applicable Credit Facility expressly contained in Annex II.

(d) The satisfaction or waiver by the Initial Lenders of the conditions precedent to the initial funding of the Bridge Facility expressly contained in Annex III.

(e) The satisfaction or waiver by the Initial Lenders of the additional conditions precedent to the initial funding of the Facilities contained in Annex IV.

It being understood and agreed, notwithstanding anything herein to the contrary, that there are no conditions (implied or otherwise (including compliance with the terms of this Commitment Letter and Fee Letters)) to the commitments and other agreements hereunder other than the conditions expressly stated or expressly referred to in clauses (a) through (e) above.

Notwithstanding anything in this Commitment Letter, the Fee Letters or any other letter agreement, definitive documentation or other agreement or undertaking concerning the Facilities to the contrary, (i) the only representations or warranties, the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by or in respect of the Target and its subsidiaries in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right to terminate your (or their) obligations under the Merger Agreement or otherwise have the right to decline to consummate the Acquisition as a result of a breach of such representations or warranties in the Merger Agreement (the “Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Borrower or any Guarantor in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions precedent set forth in this Section 1 of this Commitment Letter are satisfied (it being understood that to the extent any security interest in the intended Collateral for the Credit Facilities or any deliverable related to the perfection of security interests in the intended Collateral for the Credit Facilities (other than (x) any Collateral a security interest in which may be perfected solely by the filing of a UCC financing statement and (y) the certificated equity securities, if any, of the Borrower and any material wholly- owned U.S. domestic subsidiaries of the Borrower (to the extent required by the Credit Documentation (provided that such certificated equity securities, other than certificated equity securities of the Borrower and its applicable subsidiaries (other than the Target and its subsidiaries), will be required to be delivered on the Closing Date only to the extent received from the Target or its equityholders after your use of commercially reasonable efforts to do so)) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the perfection or creation of such security interest(s) and, or provision of such deliverable shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but shall be required to be created, perfected and/or delivered, as applicable, within 90 days after the Closing Date (or such longer period as the Administrative Agent and the Lead Arrangers may agree to in writing) pursuant to arrangements to be mutually agreed between the Administrative Agent and Borrower. For purposes hereof, the “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Facilities Documentation relating to corporate status, due organization, corporate existence, corporate power and authority (in each case, as to execution, delivery and performance of the applicable Facilities Documentation), the due authorization, execution, delivery and enforceability of the Facilities Documentation, the Facilities Documentation not conflicting with charter documents, solvency of Borrower and its consolidated subsidiaries on a consolidated basis (determined in accordance with Exhibit A to Annex IV), Federal Reserve margin regulations, status of debt under the Facilities as senior debt (if applicable), the PATRIOT Act, OFAC, FCPA and the Investment Company Act, and, in the case of the Credit Facilities, subject to the last parenthetical appearing in the preceding sentence, relating to the validity, priority and perfection of the security interests required to be pledged hereunder. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

2. Commitment Termination

Each Commitment Party’s and each Initial Lender’s commitment and the other obligations set forth in this Commitment Letter will terminate on the earliest of (A) 5:00 p.m. (New York City time) on the date that is 90 days after the date of this Letter, provided, however, if the Parent or Target have the right to extend the termination date of the Merger Agreement pursuant to Section 9.1 thereof and do so extend the date, then termination of the Initial Lenders’ commitment and other obligations set forth in this

Commitment Letter pursuant to this clause (A) shall instead be the date of the termination of the Merger Agreement in accordance with Section 9.1 thereof, provided that in any event the commitments and the other obligations of the Commitment Parties and the Initial Lenders shall terminate 180 days after the date hereof, (B) the date the Merger Agreement is validly terminated in accordance with its terms prior to the closing of the Acquisition and (C) the date the Acquisition is consummated without any borrowing under the Facilities, unless each Commitment Party and each Initial Lender shall, in its sole discretion, agree to an extension in writing. In addition, the commitments of the Initial Lenders hereunder to provide the Bridge Facility will terminate to the extent of the issuance of any Notes or other Securities (as defined in the Bridge Facility Fee Letter).

3. Syndication

The Lead Arrangers reserve the right, before or after the date of the consummation of the Acquisition and the initial funding under the Facilities (such date, the “Closing Date”), to syndicate all or a portion of the Initial Lenders’ commitments under each Facility to one or more other financial institutions and institutional lenders selected by the Lead Arrangers in consultation with you and reasonably acceptable to you (such acceptance not to be unreasonably withheld, conditioned or delayed), and in each case, that will become parties to the Facilities Documentation (the financial institutions becoming parties to the Facilities Documentation being collectively referred to herein as the “Lenders”); provided, that it is understood that the Lead Arrangers will not syndicate the Facilities to (i) those persons, identified by you in writing from time to time (provided that no such written notice shall apply retroactively to disqualify any person or any affiliates of any person) as competitors of the Borrower, the Target or their respective subsidiaries, or affiliates of such persons (other than any bona fide debt fund) to the extent such affiliates are clearly identifiable as affiliates of such person on the basis of their name or (ii) any person (together with its affiliates to the extent clearly identifiable as affiliates of such person on the basis of their name) identified in writing to the Lead Arrangers by the Borrower prior to the date of this Commitment Letter by the Lead Arrangers (collectively, the “Disqualified Institutions”); provided further, that notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) except to the extent that such assignees shall become parties to this Commitment Letter, the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including their obligations to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including their commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lenders’ commitments in respect of the Facilities until the initial funding of the Facilities, and (iii) unless you otherwise agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

The Lead Arrangers, in their capacity as such, will manage all aspects of the syndication of the Facilities in consultation with you, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders (subject to the preceding paragraph), the allocation of commitments among the Lenders and the compensation to be provided to the Lenders in connection with the syndication.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. Until the earlier of 60 days after the Closing Date and the date of completion of a Successful Syndication (as defined in the Credit Facilities Fee Letter (as defined below)) (the

“Syndication Date”), you agree to actively assist the Lead Arrangers in completing a timely syndication of each of the Facilities that is reasonably satisfactory to the Lead Arrangers. Borrower’s assistance in forming such syndicate shall include but not be limited to: (i) as the Lead Arrangers may reasonably request, making senior management, representatives and advisors of Borrower available (and, to the extent provided in the Merger Agreement, using your commercially reasonable efforts to make senior management, representatives and advisors of the Target available) to participate in informational meetings with potential Lenders at such times and, to the extent applicable, places, to be mutually agreed; (ii) using commercially reasonable efforts to ensure that the syndication effort benefits from Borrower’s and the Parent’s existing lending and investment banking relationships and, to the extent practical and appropriate, and, to the extent provided in the Merger Agreement, the Target’s existing lending relationships; (iii) your cooperation (including, to the extent provided in the Merger Agreement, using commercially reasonable efforts to cause the Target to cooperate) in the preparation of a customary confidential information memorandum and other marketing materials to be used in connection with the syndication of each of the Facilities; (iv) using your commercially reasonable efforts to obtain, prior to the launch of syndication, (A) a public corporate family rating (but not any specific rating level) from Moody’s Investors Service, Inc. (“Moody’s”) for the Borrower after giving effect to the Acquisition and the other transactions contemplated hereunder and any other material recent or pending transaction or financing, (B) a public corporate credit rating (but not any specific rating level) from Standard & Poor’s Ratings Group, a division of McGraw Hill Corporation (“S&P”), for the Borrower after giving effect to the Acquisition and the other transactions contemplated hereunder and any other material recent or pending transaction or financing and (C) a public credit rating (but not any specific rating level) for the Notes and the Facilities from each of Moody’s and S&P (collectively, the “Ratings”); and (v) the hosting, with the Lead Arrangers and appropriate members of senior management of the Borrower, of meetings of prospective Lenders at times and locations to be mutually agreed (and, to the extent provided in the Merger Agreement, using your commercially reasonable efforts to cause senior management of the Target to be available for such meetings). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you, the Target or any of your or its affiliates (provided that in the case of any such confidentiality obligation, (x) you shall have used commercially reasonable efforts to obtain consent to provide such information (in the case of Target, to the extent permitted by the Merger Agreement) and (y) such obligation was not entered into in contemplation of this provision; provided further that you shall notify us if any such information is being withheld as a result of any such obligation of confidentiality). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the Ratings referenced above nor the compliance with any of the other provisions set forth in this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date after satisfaction of the conditions thereto.

You acknowledge that (i) the Lead Arrangers may make available any Information and Projections (each as defined in Section 8) (collectively, the “Company Materials”) on a confidential basis to potential Lenders by posting the Company Materials on SyndTrak, Intralinks, the Internet or another similar electronic system (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive MNPI (as defined below)) (each, a “Public Lender” and each Lender that is not a Public Lender, a “Private Lender”). You agree (A) at the request of the Lead Arrangers, to assist (and, to the extent provided in the Merger Agreement, to use commercially reasonable efforts to cause the Target to assist) the Lead Arrangers in preparing a version of the information package and presentation to be provided to potential Lenders that consists exclusively of information and documentation that is either (a) (x) publicly available, in the case of the Parent and its subsidiaries or any of their respective securities, or (y) of a type that would be publicly available if any of the Target or its subsidiaries were public reporting companies, or (b) not material with respect to the Parent, the Target or any of their respective subsidiaries or any securities of any of the foregoing for purposes of foreign,

United States federal and state securities laws (all such information, “Public Lender Information”; and all information and documentation that is not Public Lender Information, “MNPI”); (B) to identify all Company Materials that are to be made available to Public Lenders which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (C) that by marking Company Materials “PUBLIC,” you will be deemed to have (i) represented that such Company Materials marked “PUBLIC” do not contain any MNPI, and (ii) authorized the Lead Arrangers and the proposed Lenders to treat such Company Materials as not containing any MNPI (although they may be confidential or proprietary) (it being understood that you shall not be under any obligation to mark Company Materials “PUBLIC”); (D) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (E) the Lead Arrangers will be entitled (but not obligated) to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

Before the distribution of any Company Materials to (a) prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Company Materials to such Private Lenders, and (b) prospective Public Lenders, you shall provide us with a customary letter authorizing the public dissemination of the Company Materials and confirming the absence of any MNPI therefrom, each of which letters shall include a customary “10b-5” representation. Notwithstanding the foregoing, you acknowledge and agree that the following documents may (except to the extent you notify us to the contrary promptly prior to their intended distribution) be distributed to all prospective Lenders, including prospective Public Lenders: (w) the summary of terms set forth in Annex II, (x) drafts and final credit documentation, (y) administrative materials prepared by the Lead Arrangers (such as Lender meeting invitations, allocations and funding and closing memoranda), (z) notifications of changes to the terms of the Facilities; and (z) other materials (excluding the Projections) intended for prospective public Lenders after the initial distribution of Company Materials.

To ensure an orderly and effective syndication of each of the Facilities you agree that, until the Syndication Date, you will not and will not permit any of your affiliates to (and, to the extent provided in the Merger Agreement, you will use commercially reasonable efforts to ensure that each of the Target and its affiliates does not), syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any debt security or commercial bank or other debt facility (including any renewals thereof) other than the Notes, other Securities (as defined in the Bridge Facility Fee Letter) the Facilities, capital leases, ordinary course business financings or any indebtedness of the Target permitted to be incurred pursuant to the Merger Agreement, in each case, that could reasonably be expected to (as determined by the Lead Arrangers with commitments, or whose affiliates have commitments, representing a majority of the commitments with respect to the Facilities under this Commitment Letter, in consultation with the Borrower) adversely affect the syndication of any of the Facilities in any material respect without the prior written consent of the Lead Arrangers.

You agree that, in connection with the syndication, no Lender will receive any compensation of any kind for its participation in the Facilities, except as expressly provided in the Fee Letters or in the Annexes or as otherwise agreed in writing by the Lead Arrangers.

4. Fees

In addition to the fees described in the Annexes, you will pay (or cause to be paid) the fees set forth in each of (x) the Credit Facilities Fee Letter dated the date hereof (the “Credit Facilities Fee Letter”), between you and the Commitment Parties and (y) the Bridge Facility Fee Letter dated the date hereof (the “Bridge Facility Fee Letter”; and together with the Credit Facilities Fee Letter, the “Fee Letters”), between you and the Commitment Parties. The terms of the Fee Letters, in the case of the Commitment Parties, and the Bridge Facility Fee Letter, in the case of the Commitment Parties and the Additional

Initial Lenders, in each case are an integral part of such Commitment Party’s or Additional Initial Lender’s, as applicable, commitment and other obligations hereunder and constitute part of this Commitment Letter for all purposes hereof. Once paid, such fees shall not be refundable under any circumstances except as otherwise agreed in writing by the parties hereto.

5. Indemnification

You agree to indemnify and hold harmless each Commitment Party, each Initial Lender and each of their respective affiliates and their respective officers, directors, members, employees, agents, advisors, other representatives and controlling persons (collectively, the “indemnified persons”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Facilities Documentation and the other transactions contemplated hereby or thereby, each of the Facilities and the use of the proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto and whether or not such Proceedings are brought by you, by the Target, or by your or its respective creditors, equity holders or affiliates or any other third person, and to reimburse each such indemnified person for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole and, if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction), and for all such indemnified persons, taken as a whole (and, in the case of a conflict of interest (as determined in the sole discretion of each affected indemnified person) where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected indemnified person) or other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they resulted from the gross negligence, bad faith or willful misconduct of such indemnified person or any of its related indemnified persons (as defined below), (ii) to the extent arising from a material breach of the obligations of such indemnified person or any of its related indemnified persons under this Commitment Letter, the Fee Letters or the Facilities Documentation (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) arising out of any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (except when one of the parties to such action was acting in its capacity as an agent, an arranger, a bookrunner or other agency capacity). Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified person or any related indemnified person; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent such damages arising from the use of information or other materials obtained through electronic, telecommunications or other information transmission systems are included in any third party claim in connection with which such indemnified parson is entitled to indemnification hereunder. Notwithstanding any other provisions of this Commitment Letter to the contrary, none of we, you, the Target or any indemnified person shall be liable for any indirect, special, punitive or consequential damages incurred in connection with the Transactions or the other transactions contemplated by this Commitment Letter (provided, that this provision shall not limit your indemnification obligations set forth above, including, without limitation, as to any claims by persons not party to this Commitment Letter, or brought in violation of this sentence). For purposes hereof, a “related indemnified person” of an indemnified person means (1) any person controlled by, controlling or under common control with such indemnified person (an “affiliate”) and (2) the respective directors, officers, employees or agents of such indemnified person or any affiliate of such indemnified person, in each case, acting on behalf of or at the instructions of such indemnified person or any such affiliate.

6. Costs and Expenses

You shall pay or reimburse each Commitment Party from time to time, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented or invoiced costs and expenses (including, without limitation, reasonable expenses of such Commitment Party’s due diligence investigation, consultants’ fees, and syndication expenses, travel expenses and fees and disbursements and other charges of counsel) incurred by each Commitment Party (whether incurred before or after the date hereof and whether or not the Transactions close) in connection with the Facilities and the preparation, negotiation, execution and delivery of the Facilities Documentation and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter and the Fee Letters. You shall pay or reimburse the Administrative Agent, the Bridge Agent and each Commitment Party from time to time, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented or invoiced costs and expenses (including, without limitation, fees and disbursements and other charges of counsel) incurred by the Administrative Agent, the Bridge Agent or such Commitment Party (whether incurred before or after the date hereof and whether or not the Transactions close) in connection with the Facilities and the preparation, negotiation, execution, delivery and enforcement of the Facilities Documentation. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

7. Confidentiality

You agree that this Commitment Letter and the Fee Letters, and the contents hereof and thereof, are for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld or delayed) other than to your affiliates and your and their officers, directors, employees, attorneys, accountants, agents and other advisors, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (i) you may disclose this Commitment Letter (and, only if and to the extent portions thereof have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees, other economic terms and “market flex” terms), the Fee Letters) to the Target, its affiliates, their respective subsidiaries and their respective equityholders, officers, directors, employees, affiliates, independent auditors, legal counsel and other legal advisors on a confidential and “need to know” basis in connection with the Acquisition, (ii) following your acceptance hereof and its return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may disclose the Commitment Letter (but not the Fee Letters) in any syndication or other marketing materials in connection with the Facilities or in connection with any public filing relating to the Transactions, (iii) following your acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (other than the Fee Letters) in any public record in which it is required by law to be filed, (iv) you may disclose the existence and contents of this Commitment Letter (but not the Fee Letters), including the Annexes I and II to any rating agency or other person in connection with the Transactions to the extent necessary to satisfy your obligations or the conditions hereunder, (v) you may make such other public disclosures of any of the terms and conditions hereof pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or as otherwise required by law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, regulation or other compulsory legal process or order to inform us promptly thereof prior to disclosure), and (vi) you may disclose the aggregate fee amount contained in the Fee Letters as part of the fee component in the Projections and pro forma information or other generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public filing relating to the Transactions, and to the Target, its affiliates, their respective subsidiaries and their respective officers, directors, employees, affiliates, independent auditors, legal counsel and other legal advisors on a confidential and “need to know” basis solely in connection with the Acquisition. Your obligations under this paragraph (except with respect to the Fee Letters) shall terminate on the second anniversary of the date hereof.

Each Commitment Party and each Initial Lender and the respective affiliates of each of the foregoing will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party, any Initial Lender or any of their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party, such Initial Lender or any of their respective affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party, such Initial Lender or any of their respective affiliates, (d) to the extent that such information is received by such Commitment Party or such Initial Lender from a third party that is not, to such Commitment Party’s or such Initial Lender’s, as applicable, knowledge, subject to confidentiality obligations owing to you, the Borrower or any respective affiliates or related parties, (e) to the extent that such information is independently developed by such Commitment Party or such Initial Lender, (f) to such Commitment Party’s or such Initial Lender’s respective affiliates and to their and their affiliates’ respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who have agreed (including as a general condition of employment) to keep information of this type confidential; (g) to potential or prospective lenders, participants or prospective participants and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or confidentiality and undertakings substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense; provided, that the disclosure of any such information to any potential or prospective Lenders, participants or prospective participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, participant or prospective participant or assignees or any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you, each Commitment Party and each Initial Lender, including, without limitation, as agreed in any Company Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. Each Commitment Party’s, each Initial Lender’s, and each of their respective affiliate’s, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder; provided, that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.

8. Representations and Warranties

You represent and warrant (which representation and warranty shall be to your knowledge to the extent it relates to the Target or its subsidiaries or businesses and is made prior to the Closing Date) that (i) all written information, other than Projections (as defined below), other forward looking information and information of a general economic or general or specific industry nature, that has been or will hereafter be made available to any Commitment Party or any Initial Lender by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is or will be correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (giving effect to all supplements and updates previously provided thereto) and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of you or by any of your representatives on your behalf in connection with the transactions contemplated hereby (which information shall be, prior to the Closing Date, to your knowledge to the extent it related to the Target or its subsidiaries or businesses) and made available to any Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. If, at any time prior to the later of the Syndication Date and the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or prior to the Closing Date, with respect to the Information and Projections relating to the Target, you will use commercially reasonable efforts to) promptly supplement the Information and or Projections so that such representations and warranties (and with respect to the representations and warranties relating to the Target and its subsidiaries, prior to the Closing Date, to your knowledge) contained in this paragraph remain accurate and complete in all material respects under those circumstances.

In arranging each of the Facilities including the syndications of the Facilities, each Commitment Party will be entitled to use, and to rely on the accuracy of, the Information without responsibility for independent verification thereof.

9. No Third Party Reliance; Not a Fiduciary, Etc.

The agreements of each Commitment Party and each Initial Lender hereunder and of any Lender that issues a commitment to provide financing under the Facilities are made solely for your benefit and the benefit of each Commitment Party and each Initial Lender, as applicable, and may not be relied upon or enforced by any other person.

You hereby acknowledge that each Commitment Party and each Initial Lender is acting pursuant to a contractual relationship, on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or any Initial Lender act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person. You and each Commitment Party and each Initial Lender hereby expressly disclaim any fiduciary, advisory or agency relationship and agree they are each responsible for making their own independent judgments with respect to any transactions entered into between them. You also hereby acknowledge that each Commitment Party and each Initial Lender has not advised and is not advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem it appropriate.

You understand that each Commitment Party and each Initial Lender and their respective affiliates (collectively, the “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of the Group and businesses within the Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of the Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with your interests. For example, the Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of you or your affiliates or other entities connected with the Facilities or the transactions contemplated hereby. Additionally, you acknowledge that any of us or our respective affiliates may be arranging or providing (or contemplating arranging or providing) a form of acquisition financing to other potential purchasers of the Target.

In recognition of the foregoing, you agree that the Group is not required to restrict its activities as a result of this Commitment Letter and that the Group may undertake any business activity without further consultation with or notification to you. Neither this Commitment Letter nor the receipt by any Commitment Party or any Initial Lender of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict the Group from acting on behalf of other customers or for its own account. Furthermore, you agree that neither the Group nor any member or business of the Group is under a duty to disclose to you or use on your behalf any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent with the Group’s long-standing policy to hold in confidence the affairs of its customers, the Group will not use confidential information obtained from you except in connection with its services to, and its relationship with, you; provided, however, that the Group will be permitted to disclose information as provided in Section 7 above. You also acknowledge that no member of the Group has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by any member of the Group from other companies, and no member of the Group shall be under any obligation to furnish to you any information any member of the Group may possess about the Target, its equity holders or affiliates, the Acquisition and other potential purchasers and their respective strategies and bids.

10. Assignments

Other than pursuant to, and subject to, the syndication provisions in paragraph 3 above and the fourth full paragraph of this Commitment Letter, and by Commitment Parties or Initial Lenders to their respective affiliates as expressly provided for herein, this Commitment Letter and the commitments hereunder shall not be assignable by any party hereto, without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be void ab initio).

11. Amendments

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto; provided that CS Securities and any Additional Initial Lender may effect the provisions of the fourth full paragraph of this Commitment Letter hereof with the consent of the other Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) but without any need for the consent or signature of any other party hereto.

12. Miscellaneous

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT SOLELY (I) THE INTERPRETATION OF THE DEFINITION OF “TARGET MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A TARGET MATERIAL ADVERSE EFFECT HAS OCCURRED), (II) THE ACCURACY OF ANY MERGER AGREEMENT REPRESENTATIONS AND WHETHER OR NOT YOU OR YOUR AFFILIATES HAS THE RIGHT TO TERMINATE YOUR OR ITS OBLIGATION UNDER THE ACQUISITION AGREEMENT OR OTHERWISE HAVE THE RIGHT TO DECLINE TO CONSUMMATE THE ACQUISITION, IN EACH CASE AS A RESULT OF A BREACH OF THE MERGER AGREEMENT REPRESENTATIONS, AND (III) WHETHER OR NOT THE ACQUISITION HAS BEEN CONSUMMATED SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF TO THE EXTENT THE SAME WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. This Commitment Letter and the Fee Letters set forth the entire agreement among the parties with respect to the matters addressed herein and supersede all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Sections 4 through 9 and 12 through 14 shall survive the termination of the Commitment Party’s and the Initial Lender’s commitments and other obligations hereunder and shall remain in full force and effect regardless of whether definitive Facilities Documentation are executed and delivered (with respect to Section 7, to the extent set forth therein); provided, that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or portion thereof pro rata among the Initial Lenders) hereunder at any time subject to the provisions of the preceding sentence. You acknowledge that information and documents relating to the Facilities may be transmitted through the Platform, subject to the limitations set forth in Section 3. Notwithstanding anything in the second paragraph of Section 7 to the contrary, each Commitment Party may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Parent, the Target and your and their respective affiliates (or any of them), and the amount, type and closing date of the Transactions, all at such Commitment Party’s expense.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to the conditions precedent as expressly set forth herein. Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Facilities Documentation for the purpose of executing and delivering the Facilities Documentation substantially simultaneously with the consummation of the Acquisition.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

13. Taxes; Payments.

All payments under this Commitment Letter (including without limitation, the Fee Letters) will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York and will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto. You will pay any and all such taxes and will indemnify each Commitment Party and each Initial Lender for and hold it harmless against any such taxes and any liability arising therefrom or with respect thereto.

To the fullest extent permitted by law, you will make all payments hereunder regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect your obligation to make, or the right of each Commitment Party and each Initial Lender to receive, such payments.

14. Waiver of Jury Trial, Etc.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

With respect to all matters relating to this Commitment Letter, the Fee Letters or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if that federal court lacks subject matter jurisdiction, the Commercial Division of the Supreme Court of the State of New York, in each case sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or in any way relating to this Commitment Letter, the Fee Letters or any other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, or (subject to clause (v) below) for recognition or enforcement of any judgment, (ii) agrees that it will not assert any claim, or in any way support any suit, action or proceeding, arising out of or relating to this Commitment Letter, the Fee Letters or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, or for recognition or enforcement of any judgment, other than in such courts, (iii) agrees that all suits, claims, actions or proceedings related to this Commitment Letter, the Fee Letters or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings shall be heard and determined only in such courts, (iv) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (v) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (vi) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to you or us at the addresses specified on the first page of this Commitment Letter. Nothing herein will affect the right of any party to serve legal process in any other manner permitted by law.

15. Patriot Act

The Commitment Parties and the Initial Lenders hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Commitment Parties, the Initial Lenders and the other Lenders are required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor, that will allow the Commitment Parties, the Initial Lenders or such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Parties, the Initial Lenders and the other Lenders.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and each Fee Letter and returning them to the Lead Arrangers, at or before 5:00 p.m. (New York City time) on August 27, 2015, the time at which each the Commitment Party’s commitment and other obligations hereunder (if not so accepted prior thereto) will terminate.

[SIGNATURE PAGES FOLLOW]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Katharine Castro
	Name:	Katharine Castro
	Title:	Vice President

Greatbatch — Commitment Letter

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Colin A. Bathgate
Name: Colin A. Bathgate
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By	/s/ Sean MacGregor
Name: Sean MacGregor
Title: Authorized Signatory

Greatbatch — Commitment Letter

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Stacy Moritz
Name: Stacy Moritz
Title: Managing Director

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Stacy Moritz
Name: Stacy Moritz
Title: Managing Director

Greatbatch — Commitment Letter

Accepted and agreed:

GREATBATCH LTD.

By:	/s/ Thomas J. Hook
Name: Thomas J. Hook
Title: President and Chief Executive Officer

Greatbatch — Commitment Letter

CONFIDENTIAL	ANNEX I

Transaction Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex I is attached. The following transactions, including the Acquisition, are referred to herein as the “Transactions.”

1. Greatbatch, Inc., a Delaware corporation (the “Parent”), shall have caused, on or prior to the date hereof, the creation of Provenance Merger Sub Inc., a Delaware corporation (“Merger Sub”), as an indirect wholly-owned subsidiary of Parent and a direct wholly-owned subsidiary of Greatbatch Ltd., a New York corporation (“Borrower”).

2. Merger Sub will merge with and into Lake Region Medical Holdings, Inc., a Delaware corporation (the “Target”), with Target surviving the merger as an indirect wholly-owned subsidiary of the Parent and a direct or indirect wholly-owned subsidiary of Borrower; provided, however, that if an indirect subsidiary, all entities between Borrower and Target shall be domestic subsidiaries of the Borrower and Guarantors (the “Acquisition”) pursuant to an Agreement and Plan of Merger, dated as of the date hereof, among the Parent, Target and Merger Sub (together with all schedules, exhibits and annexes thereto, and all disclosure schedules or letters and other documentation entered into in connection therewith, the “Merger Agreement”).

3. The aggregate consideration payable to Target’s equity holders or on behalf of Target in connection with the Acquisition will be 5,100,000 newly issued shares or options to acquire shares of common stock of Parent (the “Equity Consideration”) plus the Aggregate Cash Consideration (as defined in the Merger Agreement on the date hereof) in cash (the “Cash Consideration”), but which Aggregate Cash Consideration shall not exceed $480,000,000. Parent will also pay Target’s transaction expenses (other than Disallowed Expenses as defined in the Merger Agreement on the date hereof) not to exceed $5,000,000 and will assume Target’s indebtedness to the extent contemplated by the Merger Agreement.

4. The Borrower will obtain the Credit Facilities described in the Credit Facilities Term Sheet.

5. The Borrower will (i) seek to issue $400,000,000 in aggregate principal amount of its senior unsecured notes in a Rule 144A or other private placement, and (ii) to the extent the Borrower is unable to issue the such notes on or prior to the Closing Date or in the full amount of referred to above, borrow up to $400,000,000 in aggregate principal amount (minus the aggregate principal amount of any Notes or other Securities (as defined in the Bridge Facility Fee Letter) issued on or prior to the Closing Date) of senior unsecured loans under the senior unsecured credit facility described in the Bridge Facility Term Sheet.

6. All material existing third party indebtedness for borrowed money of Target and the Parent and their respective subsidiaries (which shall exclude (i) certain existing indebtedness up to an amount that the Lead Arrangers and the Borrower reasonably agree may remain outstanding after the Closing Date and (ii) indebtedness for borrowed money of Target and its subsidiaries contemplated to remain outstanding pursuant to the Merger Agreement (which shall exclude in any event any indebtedness under Target’s existing first lien and second lien credit agreements) (collectively, the “Permitted Existing Debt”)) will be refinanced, repaid or satisfied and discharged in accordance with the requirements of the applicable indentures or credit facilities and all liens other than liens permitted to remain outstanding under the Facilities Documentation shall be discharged, and all letters of credit issued under the Target’s current credit facility agreement will be cash collateralized or backstopped, or reissued under, or assumed by the Issuing Bank pursuant to, the Revolving Credit Facility, in each case in a manner reasonably satisfactory to the Lead Arrangers (collectively, the “Refinancing”).

ANNEX II

Greatbatch Ltd. and Subsidiaries

$1,500,000,000 Senior Secured Credit Facilities

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein have the meanings given to them in the Commitment Letter to which this Annex II is attached.

Borrower:	Greatbatch Ltd., a New York corporation (the “Borrower”).

Guarantors:	Greatbatch, Inc. (“Parent”) and all of the present and future direct and indirect domestic subsidiaries of the Parent (other than non-wholly owned Ventures as defined in the Existing Credit Agreement), including, without limitation, the Target (and its direct and indirect domestic subsidiaries), Precimed, Inc., Electrochem Solutions, Inc., Greatbatch- Globe Tool, Inc., Micro Power Electronics, Inc., GBV, LLC, NeuroNexus Technologies, Inc., and QIG Group, LLC (all of the foregoing, collectively, the “Guarantors”).

Administrative Agent:	Manufacturers and Traders Trust Company (“M&T”; and in such capacity, the “Administrative Agent”).

Joint Lead Arrangers and Joint Bookrunners:	M&T, Credit Suisse Securities (USA) LLC (“CS Securities”) and KeyBanc Capital Markets Inc. (“KBCM”; and collectively with CS Securities and M&T, the “Arrangers”).

Existing Credit Agreement:	Second Amended and Restated Credit Agreement, dated as of September 20, 2013, by and among the Borrower, the financial institutions party thereto as lenders, M&T, as administrative agent, and the other parties thereto (as in effect on the date hereof, the “Existing Credit Agreement”).

Lenders:	M&T, an affiliate of CS Securities, an affiliate of KBCM and other banks, financial institutions, funds and institutional lenders but excluding any Disqualified Institutions (the “Lenders”).

Credit Facilities:	An aggregate principal amount of up to $1,500,000,000 will be available through the following facilities (such facilities together, the “Credit Facilities”):

Revolving Credit Facility: $200,000,000 revolving credit facility (the “Revolving Credit Facility”) with a $15,000,000 sub-limit for Swingline Loans (as defined below) and $15,000,000 sub-limit for standby Letters of Credit (as defined below). The Revolving Credit Facility will be available after (and, except for (x) continuation (as Letters of Credit) of, or the replacement with Letters of Credit in an equal stated amount of, letters of credit outstanding under the Existing Credit Agreement and (y) borrowings to fund additional upfront fees or original issue discount resulting from the exercise of “Flex Provisions” of the Credit Facilities Fee Letter, not on) the Closing Date until the Revolving Maturity Date (as defined below). Until the Revolving Maturity Date, subject to usual and customary conditions, the Borrower may borrow, repay and re-borrow under the Revolving Credit Facility. Availability will be reduced by the amount of Letters of Credit outstanding and outstanding Swingline Loans.

Term A Facility: $300,000,000 term loan facility, all of which will be drawn on the Closing Date (the “Term A Facility”).

Term B Facility: $1,000,000,000 term loan facility, all of which will be drawn on the Closing Date (the “Term B Facility” and, together with the Term A Facility, the “Term Loan Facilities”).

Accordion Feature:	The Credit Documentation (as defined below) will permit the Borrower to add one or more incremental term loan facilities to the Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an unlimited amount, so long as, on a pro forma basis after giving effect to the incurrence of all such Incremental Facilities, the First Lien Net Leverage Ratio (as defined below) does not exceed the lesser of (x) 4.00:1.00 and (y) the First Lien Net Leverage Ratio on the Closing Date (after giving effect to the Transactions); provided, however, that:

i.	no Lender will be required to participate in any such Incremental Facility;

ii.	no event of default or default shall exist before or after giving effect thereto;

iii.	the representations and warranties in the Credit Documentation shall be true and correct in all material respects;

iv.	the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term B Facility;

v.	the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term B Facility;

vi.

the interest margins for the Incremental Term Facility shall be determined by the Borrower and the Lenders of the Incremental Term Facility; provided, that in the event that the interest margins for any Incremental Term Facility are greater than the interest margins for the Term B Facility by more than 50 basis points, then the interest margins for the Term B Facility shall be increased to the extent necessary so that the interest margins for the Incremental Term Facility are not more than 50 basis points higher than the interest margins for the Term B Facility; provided, further, that in determining the interest margins applicable to the Term B Facility and the interest margins for the Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders of the Term B Facility or the Incremental Term Facility, in each case, in the primary syndication thereof shall be included (with OID or upfront fees being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four- year life to maturity (or, if shorter, the remaining life to maturity)), it being understood that customary arrangement, structuring or like fees payable solely to the arrangers (or affiliates thereof) shall be excluded, and (y) if the LIBOR or Base Rate floor for the Incremental Term Facility is greater than the LIBOR floor for the existing Term B Facility, the difference between such floor for the Incremental Term Facility and the existing Term B Facility shall be equated to an increase in the interest margins for purposes of this clause (vi);

vii.	access to the Incremental Facilities shall be subject to notice, timing and other documentation matters as shall be set forth in the Credit Documentation; and

viii.	any Incremental Revolving Facility shall be on the terms and pursuant to the documentation applicable to the Revolving Credit Facility and any Incremental Term Facility shall be on terms and pursuant to documentation consistent with the Term A Facility, Term B Facility or other terms satisfactory to the Administrative Agent. The Borrower shall seek commitments in respect of any Incremental Facility from existing Lenders or from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent who will become Lenders in connection therewith.

The Borrower shall have the option, subject to satisfaction of the conditions applicable to the incurrence of Incremental Facilities (other than as set forth in clause (vi) above), to issue notes (including bridge financings in respect thereof with customary extension terms to be agreed) or borrow term loans (or obtain commitments in respect thereof) in lieu of Incremental Facilities that are (at the option of the Borrower) unsecured or secured by the Collateral on an equal priority basis (solely in the case of notes) or on a junior basis (in the case of notes or loans) (collectively, “Incremental Equivalent Debt”); provided that (w) if any such Incremental Equivalent Debt is secured, it shall not be secured by any assets other than the Collateral and shall be subject to customary intercreditor terms and documentation reasonably acceptable to the Administrative Agent, (x) if any such Incremental Equivalent Debt is guaranteed, it shall not be guaranteed by any person other than the Guarantors, (y) such Incremental Equivalent Debt shall have (i) a final scheduled maturity date no earlier than the scheduled maturity date of the Term B Facility and (ii) a weighted average life to maturity that is equal or greater than the weighted average life to maturity of the Term B Facility and (z) the other terms and conditions of such Incremental

Equivalent Debt (excluding pricing and optional prepayment or redemption terms) shall be substantially identical to (with appropriate adjustments for the differing nature of notes and loans, if applicable), or not materially more favorable to the lenders or other investors providing such Incremental Equivalent Debt, as applicable, than, those applicable to the Credit Facilities (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loan Facilities existing at the time such Incremental Equivalent Debt is incurred). For the avoidance of doubt, Incremental Equivalent Debt can be incurred in connection with, and as part of a single series or issuance of, other indebtedness permitted hereunder.

“First Lien Net Leverage Ratio” shall mean (i) Total Indebtedness (as defined in the Existing Credit Agreement) that is secured by a first priority lien on assets of the Parent or its Subsidiaries (including indebtedness under the Credit Facilitates and capital lease obligations) (provided that for purposes of any ratio test in connection with the incurrence of any Incremental Facility or any Incremental Equivalent Debt, any Incremental Equivalent Debt that is unsecured or secured by a junior-priority lien shall be deemed to be secured by a first-priority lien for purposes of this definition) less unrestricted cash (excluding cash proceeds of any indebtedness incurred pursuant to any provision of the Credit Documentation that requires a First Lien Net Leverage to be satisfied in connection therewith) and cash equivalents not to exceed an amount to be agreed, divided by (ii) Adjusted EBITDA (as defined on Exhibit B to this Annex II).

Refinancing Facilities:	The Credit Documentation will permit the Borrower to refinance loans under the Term Loan Facilities or commitments under the Revolving Credit Facility from time to time, in whole or part, on a dollar-for-dollar basis, with, in the case of the Term Loan Facilities, one or more new term loan facilities (each, a “Refinancing Term Facility”) or, in the case of the Revolving Credit Facility only, new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Credit Documentation with the consent of the Borrower, the Administrative Agent (not to be unreasonably withheld or delayed), the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility, as applicable, (it being understood that such Refinancing Facility may be provided by existing Lenders (or, in the case of any Refinancing Revolving Facility, existing Lenders with commitments under the Revolving Credit Facility) each of which shall be entitled to agree or decline to participate in its sole discretion), and, in the case of a Refinancing Revolving Facility, the consent of the Issuing Bank (as defined below) and the Swingline Lender (as defined below); provided, that

(i)	such Refinancing Facilities shall rank pari passu in right of payment and security with the other indebtedness under the Credit Documentation;

(ii)	any Refinancing Term Facility does not mature, or have a weighted average life to maturity, earlier than 91 days after the final maturity, or the weighted average life, of the loans under the Term Loan Facilities being refinanced;

(iii)	any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced;

(iv)	the other terms and conditions of such Refinancing Facility (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or not materially more favorable to the lenders providing such Refinancing Facility, as applicable, than, those applicable to the Term Loan Facilities or revolving commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loan Facilities and revolving credit commitments existing at the time of such refinancing); and

(v)	the proceeds of such Refinancing Facilities shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans (and, in the case of the Revolving Facility, pro rata commitment reductions) under the applicable Credit Facility being so refinanced.

Swingline and Letter of Credit Subfacilities:	M&T, in its capacity as the swingline lender (in such capacity, the “Swingline Lender”), will make available to the Borrower a discretionary swingline facility under which the Borrower may make short-term borrowings of up to $15,000,000 in the aggregate.

M&T will be the initial issuing bank for letters of credit (in such capacity, the “Issuing Bank”). There will be a $15,000,000 sub-limit for standby letters of credit (each, a “Letter of Credit”) with expiration dates not later than the earlier of (a) one year after the date of issuance (with evergreen credits allowed in the sole discretion of the Issuing Bank) and (b) 30 days prior to the Revolving Maturity Date.

Each Lender under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each borrowing under the swingline facility (each, a “Swingline Loan”).

Purpose:	The proceeds of the borrowings under the Term Loan Facilities on the Closing Date, together with the proceeds of the Note issuance and/or the Bridge Loans, the Equity Consideration and cash on the balance sheet of the Borrower and the Guarantors, shall be used to (i) fund the Cash Consideration and the Refinancing and (ii) pay fees and expenses incurred in connection with the Transactions. The proceeds of borrowings under the Revolving Credit Facility after the Closing Date shall be used to finance permitted acquisitions, to finance permitted restricted payments, to support working capital and for general corporate purposes.

Maturity:	Revolving Credit Facility: five years from the Closing Date (subject to the last sentence of this section, the “Revolving Maturity Date”).

Term A Facility: six years from the Closing Date.

Term B Facility: seven years from the Closing Date.

Notwithstanding the foregoing, subject to the terms and conditions to be mutually agreed, the Credit Documentation shall provide that, upon the request of the Borrower and consent of the Administrative Agent, individual Lenders may agree to extend the maturity of their respective commitments or loans without the consent of any other Lender; provided, that each Lender in the Revolving Credit Facility, the Term A Facility or the Term B Facility, as applicable, shall have the opportunity to also so extend its commitment termination date or maturity date, as applicable.

Interest Rates:	The interest rates applicable to the Credit Facilities will be, at the Borrower’s option, Adjusted LIBOR plus the interest margins or the Base Rate plus the interest margins.

Initially, the interest margins for (x) the Revolving Credit Facility and Term A Facility will be 3.25% per annum for loans based on Adjusted LIBOR and 2.25% per annum for loans based on the Base Rate and (y) the Term B Facility will be 3.75% per annum for loans based on Adjusted LIBOR and 2.75% per annum for loans based on the Base Rate.

Such initial interest margins for the Revolving Credit Facility and the Term A Facility will remain in place until five business days after the delivery of the compliance certificate for the first full fiscal quarter following the Closing Date, after which it will be based on the pricing grid attached hereto as Exhibit A. Such interest margins, as set forth on the pricing grid, shall be determined on the basis of the Total Leverage Ratio (to be defined in the Credit Documentation), calculated quarterly on a trailing four-quarter basis.

Swingline Loans will bear interest at the Base Rate plus the interest margins for Base Rate loans under the Revolving Credit Facility.

The definitions of “Adjusted LIBOR” and “Base Rate” shall be consistent with the definitions provided therefor in the Existing Credit Agreement, subject to the Documentation Principles; provided, that Adjusted LIBOR and Base Rate with respect to the Term B Facility shall not be less than 1.00% per annum and 2.00% per annum, respectively.

For LIBOR loans the Borrower may elect interest periods of one, two, three and six-months (or, if available to all Lenders, twelve months). Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 days in the case of a Base Rate loan, other than

Base Rate loans calculated by reference to the federal funds rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months. Interest on Base Rate loans will be due and payable monthly in arrears.

During the continuance of an event of default, loans and reimbursement obligations outstanding shall bear interest at the interest rate otherwise in effect plus 2% per annum.

The Credit Documentation shall include customary protective provisions for such matters as increased costs, funding losses, illegality, change of laws (including those related to capital adequacy of banks), defaulting lenders, and withholding taxes.

Term B Facility will be issued with an original issue discount at 99.0%.

Letter of Credit Fees:	A letter of credit fee in an amount equal to the interest margins for LIBOR loans under the Revolving Credit Facility will be paid on the aggregate face amount of Letters of Credit outstanding for the account of all Lenders in the Revolving Credit Facility. In addition, the Company shall pay to the Issuing Bank a 0.125% letter of credit fronting fee. The letter of credit fee and the fronting fee shall be paid quarterly in arrears and shall be in addition to standard letter of credit fees for issuance, negotiation, amendment, etc., payable to the Issuing Bank.

During the continuance of an event of default, letter of credit fees shall be increased by 2% per annum.

Unused Commitment Fee:	For the period from the Closing Date through the fifth day after the delivery of the compliance certificate for the first full fiscal quarter following the Closing Date, a commitment fee (the “Unused Commitment Fee”) equal to 0.25% per annum of the average daily amount by which the total credit commitment of the Revolving Credit Facility exceeds the outstanding revolving loans, letters of credit and unpaid reimbursement obligations under the Revolving Credit Facility, will be payable quarterly in arrears to the Revolving Credit Lenders. Thereafter, the Unused Commitment Fee will be based on the pricing grid attached hereto as Exhibit A. Outstanding Swingline Loans will not affect the calculation of the Unused Commitment Fee.

Expenses and Indemnification:	Customary indemnification of Administrative Agent, the Arrangers, the Lenders and their respective affiliates and each such person’s employees, officers, directors, agents, advisors and controlling persons, in each case consistent with Existing Credit Agreement.

In addition, the Borrower shall pay (a) all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) of the Arrangers, the Administrative Agent, the Swingline Lender and the Issuing Bank in connection with the syndication of the Credit Facilities, the preparation and administration of the Credit Documentation, and amendments, modifications and waivers thereto and (b) all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Arrangers, the Administrative Agent, the Swingline Lender, the Issuing Bank and the Lenders for enforcement costs and documentary taxes associated with the Credit Facilities.

Collateral:	Subject to Documentation Principles (as defined below), a valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation) security interest in all of the following of the Borrower and Guarantors (collectively, the “Collateral”):

i.	All present and future shares of capital stock of (or other ownership or profit interests in) the Borrower and each Guarantor (except Parent).

ii.	Sixty-six percent of all present and future shares of capital stock of each first-tier foreign subsidiary or as otherwise provided next to the caption, “Non-Guarantor Ventures/Foreign Subsidiaries” below.

iii.	Substantially all of the Borrower’s and Guarantors’ other personal property assets.

iv.	All proceeds and products of the property and assets described in clauses (i), (ii), (iii) and (iv) above.

The security shall secure the relevant party’s obligations in respect of the Credit Facilities and any interest rate swap or similar agreements with a Lender (or any affiliate thereof) and purchasing card and other treasury management services provided by a Lender (or any affiliate thereof), in each case subject to the provisions of the Credit Documentation.

Scheduled Amortization:	Revolving Credit Facility: None. All amounts outstanding under the Revolving Credit Facility shall be due and payable on the Revolving Credit Maturity Date.

Term A Facility: Subject to quarterly amortization of principal as follows: (i) 1.25% of the original aggregate principal amount of the Term A Facility in each quarter during the first two years following the Closing Date, (ii) 1.875% of the original aggregate principal amount of the Term A Facility in each quarter during the third year following the Closing Date, and (iii) 2.50% of the original aggregate principal amount of the Term A Facility in each quarter thereafter, with the balance payable at final maturity of the Term A Facility.

Term B Facility: Subject to quarterly amortization of principal equal to 0.25% per quarter of the original aggregate principal amount of the Term B Facility, with the balance payable at final maturity of the Term B Facility.

Voluntary Prepayments and Revolving Credit Facility Commitment Reductions:	The Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except (x) that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for Lenders’ breakage costs and (y) as set forth in “Soft- Call/Prepayment Premium” below. Each optional prepayment of the Term Loan Facilities shall be applied to the remaining scheduled installments thereof as directed by the Borrower (and absent such direction, ratably and in direct order of maturity). The unutilized portion of any commitment under the Revolving Credit Facilities may be reduced permanently or terminated by the Borrower at any time without penalty.

Mandatory Prepayments:	The Credit Facilities will include mandatory prepayments customary for facilities of this nature, including, without limitation, (i) 100% of the net cash proceeds with respect to the issuance of debt, other than net cash proceeds to the extent used to prepay the Bridge Loans and certain debt to be agreed upon, (ii) 100% of the net cash proceeds from non-ordinary course asset sales, subject to customary exceptions and reinvestment rights to be agreed upon (iii) 100% of insurance proceeds and condemnation recoveries not reinvested in similar assets within 180 days and (iv) commencing in respect of the fiscal year ending December 31, 2016, annual prepayments in an amount equal to the Recapture Rate (as defined below) multiplied by Excess Cash Flow (as defined below) for each fiscal year of the Borrower; provided, that for any fiscal year, any (i) voluntary prepayments of the Term Loan Facilities and (ii) cash purchases by the Borrower (including purchases at a discount to par, but only to the extent of the cash purchase price therefor) of the Term Loan Facilities pursuant to any loan buyback program, in each case, other than (x) prepayments or loan buy-backs funded with the proceeds of long-term indebtedness and (y) non-cash prepayments deemed to occur upon the cancellation of the Term Loan Facilities pursuant to any loan buyback program, made during such fiscal year shall be credited against the Borrower’s Excess Cash Flow prepayment obligation on a dollar-for- dollar basis for such fiscal year. Mandatory prepayments shall be applied pro rata to the Term Loan Facilities (and to the principal installments thereof on a pro rata basis) until paid in full and then to the Revolving Credit Facility (without a permanent reduction of the commitments thereunder).

“Recapture Rate” means an amount equal to (i) 50% for any fiscal year where the Total Leverage Ratio is equal to or greater than 3.25:1.00, (ii) 25% for any fiscal year where the Total Leverage Ratio is less than 3.25:1.00 and greater than or equal to 2.75:1.00, and (iii) 0% for any fiscal year when the Total Leverage Ratio is less than 2.75:1.00.

“Excess Cash Flow” shall be defined to mean consolidated net income, plus or minus adjustments, with such adjustments to include changes in working capital items and deductions (except (as mutually agreed) to the extent funded by debt or equity) for (i) capital expenditures, (ii)

scheduled principal and voluntary repayments of funded debt (other than revolving loans unless accompanied by a corresponding reduction in revolving commitments and voluntary prepayments of the Term Loan Facilities), (iii) interest expense, (iv) taxes and (v) permitted acquisitions and other permitted investments.

Prepayments from foreign subsidiaries’ Excess Cash Flow, insurance proceeds and asset sale proceeds will be limited under the definitive documentation to the extent (y) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws or (y) the repatriation of funds to fund such prepayments would result in material adverse tax consequences; provided, that in any event, the Borrower shall use commercially reasonable efforts to eliminate such prohibition, restriction, delay or material adverse tax consequences in order to make such prepayments; provided, further, that the Borrower shall promptly repatriate such amounts and make the applicable prepayments as soon as such prohibition, restriction, delay or material adverse tax consequence is no longer applicable the relevant foreign subsidiary.

Soft-Call/Prepayment Premium	In the event that all or any portion of the Term B Facility is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the Term B Facility directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Term B Facility or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Term B Facility (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced) (a “Repricing Transaction”) occurring on or prior to the first anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. Without limiting the foregoing, if all or any portion of the Term B Facility held by any Lender is repaid, prepaid, refinanced or replaced on or prior to the first anniversary of the Closing Date pursuant to a “yank-a-bank” or similar provision in the definitive Credit Documentation as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

Representations and Warranties:	Subject to Documentation Principles, usual and customary for facilities of this size, type and purpose, including those relating to the Borrower, its subsidiaries and the Credit Facilities.

Conditions Precedent to Closing:	The commitment of the Lenders with respect to the initial funding of the Credit Facilities are subject solely to (i) the satisfaction (or waiver by all of the Initial Lenders (as defined in the Commitment Letter)) of each of the conditions set forth in or by reference in Section 1 of the Commitment Letter and (ii) the Limited Conditionality Provisions (as defined in the Commitment Letter).

Conditions Precedent to Each Borrowing Under the Credit Facilities Following the Closing Date:	Subject to Documentation Principles, each borrowing or issuance or renewal of a Letter of Credit under the Credit Facilities following the Closing Date will be subject to satisfaction of the following conditions precedent: (i) delivery of prior written notice, or telephonic notice followed by written notice, of borrowing, (ii) the representations and warranties in the Credit Documentation shall be true and correct in all material respects as of the date of such extension of credit and (iii) no default or event of default under the Credit Documentation shall have occurred and be continuing or would result from such extension of credit.

Documentation Principles:	The definitive credit documentation (i) shall be based upon the Existing Credit Agreement with appropriate modifications to baskets and materiality thresholds (subject to clause (ii) below) to reflect the Acquisition, the structure of the Credit Facilities and the leverage ratio and ratings of the Borrower after giving effect to the Acquisition, (ii) shall contain the terms and conditions set forth in this Summary of Terms and Conditions, (iii) shall reflect the operational and strategic requirements of the Borrower and its respective subsidiaries in light of their size, industries and practices, (iv) shall be consistent with the proposed business plan and financial model of the Borrower, in each case as expressly approved by the Arrangers prior to the date of the Commitment Letter, (v) shall reflect the customary agency and operational requirements of the Administrative Agent and (vi) in each case, shall be subject to the “market flex” provisions contained in the Credit Facilities Fee Letter, in each case, subject to the Limited Conditionality Provisions (collectively, the “Documentation Principles”). The “Credit Documentation” means the definitive credit documentation with respect to the Credit Facilities consistent with the Commitment Letter, the Credit Facilities Fee Letter and the Documentation Principles.

Affirmative Covenants:	Subject to the Documentation Principles, usual and customary for facilities of this size, type and purpose (including materiality and exceptions to be agreed upon) and consistent with the Existing Credit Agreement and related documents, including, but not limited to:

A.

Annual audited consolidated financial statements within 90 days after fiscal year end. Financial statements shall include any management letters or reports and an attestation of the outside accountant as to the adequacy of the internal controls of Parent and its subsidiaries. Annual financial statements must also include a management prepared consolidating balance sheet, income statement, statement of change in retained earnings and cash flow statement, showing separately the results of operations and financial condition of non-guarantor Ventures, if any, as a separate group.

B.	Quarterly internally prepared consolidated financial statements within 45 days after the first three quarters. Quarterly financial statements must also include a management prepared consolidating balance sheet, income statement, statement of change in retained earnings and cash flow statement, showing separately the results of operations and financial condition of non-guarantor Ventures, if any, and foreign subsidiaries, in each case, as a separate group.

C.	Compliance certificate from a financial officer to be delivered in conjunction with quarterly and annual financial statements. Compliance certificate shall calculate all applicable financial covenants.

D.	Annual operating budget for the Borrower’s consolidated operations no more than 90 days after the commencement of each fiscal year. The operating budget will include a balance sheet, income statement, statement of cash flows and assumptions relating to the budget.

E.	Maintain adequate insurance, licenses and other property.

F.	Notification of defaults, disputes, litigation, investigations and material adverse changes, delivery of ERISA notices, delivery of notices related to intellectual property matters and such other information as the Administrative Agent may reasonably request.

G.	Maintenance of existence; compliance with laws (including environmental laws and ERISA); payment of taxes and claims.

H.	Maintenance of records and accounts in accordance with GAAP; and inspection of property and books and records.

I.	Maintenance of seniority of Credit Facilities over all subordinated notes of Parent and its subsidiaries.

J.	Commercially reasonable efforts to maintain the Ratings (as defined in the Commitment Letter).

Negative Covenants:	Subject to Documentation Principles, usual and customary for facilities of this size, type and purpose (with exceptions and baskets to be agreed upon, including an exception to allow for the spinoff of QiG Group, LLC and all related transactions), including, but not limited to:

A.	Limitation on additional indebtedness, liens and leases.

B.	Limitation on restricted payments and investments; provided, however, that the restricted payments and investments set forth in clauses (1) through (4) below (collectively, the “Specified Restricted Uses”) may be made subject to the following conditions: (i) no default or event of default shall then exist or be caused thereby, (ii) there shall be minimum liquidity (unrestricted cash on hand plus availability under the Revolving Credit Facility) of at least $50,000,000 after giving pro forma effect to the proposed Specified Restricted Use, (iii) except as set forth below with respect to the Reset Provision, Specified Restricted Uses shall not, in the aggregate, exceed $400,000,000, (iv) Total Leverage Ratio of the Borrower on a pro forma basis after giving effect to any such Specified Restricted Use shall be less than 5.20:1.00 and (v) the Borrower shall be in compliance on a pro forma basis with all Financial Covenants, in each case after giving effect to any of the following:

1.	Permitted Acquisitions in the aggregate not to exceed $400,000,000;

2.	Other investments in the aggregate not to exceed $200,000,000 (excluding operating expenses that are written off in the ordinary course of business); and

3.	Certain restricted payments relative to stock repurchases and dividends in the aggregate not to exceed $250,000,000; and

4.	Investments foreign subsidiaries in an aggregate amount not to exceed $40,000,000.

Reset Provision: At any time that time the Total Leverage Ratio of the Borrower and its consolidated subsidiaries for each of the two most recently ended fiscal quarters is less than 2.75:1.00, the Borrower may make an election (the date of such election being the “Reset Election Date”) by delivering a notice to the Administrative Agent (certifying that the conditions to the election have been satisfied) to reset each of the amounts specified in clause (iii) and clauses (1) through (4) above. From and after such Reset Election Date, any utilizations of such baskets prior to the Reset Election Date shall automatically be disregarded, enabling the Borrower to re-use such baskets in the amounts specified above after the Reset Election Date as if no restricted payments or investments had been made in reliance on such provisions prior to the Reset Election Date.

C.	Limitation on guaranties.

D.	Limitation on loans, advances and investments.

E.	Limitations on sales or other dispositions of assets (with exceptions for (i) sales of any assets of, or equity interests in, Ventures and (ii) for other asset sales in an aggregate amount not to exceed $100,000,000 in the aggregate per fiscal year; provided, that at least 75% of the consideration for each such asset sale pursuant to this clause (ii) shall be cash), including by way of license or lease of such assets, and sale-leaseback arrangements.

F.	Limitation on mergers and acquisitions (with an exception for Permitted Acquisitions), or change in type of business.

G.	Limitation on payment of distributions and dividends.

H.	Limitation on transactions with affiliates.

I.	Restriction on providing negative pledge to other third parties and other restrictive provisions.

J.	Prohibition on activities by Parent other than those related to (i) the ownership of Borrower, (ii) its existence and (iii) other activities required of a public company.

K.	A $20,000,000 limitation on guarantees of foreign lines of credits.

Financial Covenants:	Revolving Credit Facility and Term A Facility:

A.	Maximum Total Leverage Ratio - The Total Leverage Ratio shall not exceed, initially, 6.50:1.00 with step downs to be agreed.

B.	Minimum Interest Coverage Ratio—The ratio of Adjusted EBITDA to Interest Expense shall not be less than 3.00:1.00. The term “Interest Expense” shall be consistent with the definition thereof in the Existing Credit Agreement.

(the “Financial Covenants”)

Term B Facility: There will be no maintenance financial covenants.

Events of Default:	Subject to Documentation Principles, usual and customary for facilities of this size, type and purpose (with thresholds and grace or cure periods to be agreed upon), including, but not limited to:

A.	Payment default;

B.	Breach of representation or warranties in any material respect;

C.	Violation of covenant(s);

D.	Cross default;

E.	Bankruptcy, insolvency;

F.	Loss of custody or control of all or substantially all property; or discontinuance of all or a substantial portion of the Borrower’s business;

G.	Material judgments;

H.	Failure of subordination provisions to be in effect; and

I.	Change in control (which will include, among other things, (i) any person or group of persons (within the meaning of the Securities Exchange Act) obtaining control of more than 30% of the capital stock of Parent; (ii) Parent ceasing to be the legal and beneficial owner of 100% of the capital stock of Borrower free of liens except to the Administrative Agent; (iii) the Borrower ceasing to own all stock of its domestic subsidiaries free of liens except to the Administrative Agent or otherwise permitted by the Credit Documentation; (iv) a merger in which the Borrower is not the surviving entity or a sale of substantially all of the assets of the Borrower (including a sale of substantially all of the equity of subsidiaries of the Borrower); (v) a change in control or fundamental change under any preferred stock, indenture or other evidence of indebtedness that gives the holder of such preferred stock, indenture or other evidence of indebtedness the right to cause its redemption or repayment (in whole or in part) by Borrower or its subsidiaries; and (vi) a majority of the board of directors of Parent consisting of directors that are not continuing directors (or approved by members of the existing board).

Notwithstanding the foregoing, (x) only Lenders holding at least a majority of the commitments under the Revolving Credit Facility and Term A Facility shall have the ability to (and be required in order to) amend the Financial Covenants and waive a breach of the Financial

Covenant and (y) a breach of the Financial Covenants shall not constitute an Event of Default with respect to the Term B Facility or shall not trigger a default under the Term B Facility until the date on which the loans under the Revolving Credit Facility and Term A Facility have been accelerated or the obligations under the Revolving Credit Facility and Term A Facility have been paid in full and the commitments under the Revolving Credit Facility shall have been terminated as a result of such breach.

Waivers and Amendments:	Amendments and waivers of the credit agreement and other definite Credit Documentation will require the approval of Lenders whose commitments and loans under the Credit Facilities aggregate at least a majority of the Credit Facilities (the “Required Lenders”). However, no amendment or waiver shall reduce the principal amount of the Loans of any Lender without such Lender’s consent, reduce the stated rate of interest or stated fees of any Lender without such Lender’s consent, reduce any fees related to letters of credit owing to any Lender without such Lender’s consent, extend the final maturity of any Loans or expiration date of the commitment of any Lender without such Lender’s consent, postpone the scheduled payment of any principal, interest or fees owing to any Lender without such Lender’s consent; or extend the date of payment for or reduce the reimbursement obligations in respect of Letters of Credit without the consent of the issuer or extend the date of payment past the Revolver Maturity Date or reduce the reimbursement obligations with respect of Letters of Credit without the consent of each Lender that has a risk participation therein; or release all or substantially all of the collateral (or the value thereof) or guaranties (or the value thereof) of the Credit Facilities or reduce any amount specified in the definition of Required Lenders without the consent of all Lenders.

Notwithstanding the foregoing (i) defaulting lenders shall be subject to the provisions set forth under the heading “Defaulting Lenders” below, (ii) waivers and amendments of Financial Covenants shall be as set forth in the last paragraph under “Events of Default” above and (iii) the maturity date of Loans and the termination date of commitments may be extended in the manner set forth in “Maturity” above and (iv) certain provisions may be amended with only the Administrative Agent and Borrower in connection with the accordion feature, for certain immaterial or ministerial matters and as otherwise to be set forth in the Credit Documentation.

Defaulting Lenders

Defaulting lenders will not be entitled to commitment fees, will be excluded for purposes of determining Required Lenders and will be subject to replacement (by assignment) at par. Amounts owed to defaulting lenders will be subject to setoff for amounts not funded, and Swingline Lender and Issuing Bank will be relieved of any obligation to issue new Letters of Credit or fund Swingline Loans unless and until satisfactory arrangements have been made to eliminate risk to Swingline Lender or Issuing Bank, as appropriate, with respect to the participation in Swingline Loans or Letters of Credit, as appropriate, of the defaulting lender, including by cash collateralizing such defaulting lender’s pro rata share of the Swingline Loan and Letter of Credit exposure.

Assignments and Participations:	Lenders will be permitted to assign and participate the Credit Facilities. Assignments will be in minimum amounts of $1,000,000, in the case of the Term A Facility and the Term B Facility, and $2,000,000, in the case of the Revolving Credit Facility, and assignees will be subject to the consent of the Administrative Agent, the Issuing Bank and (if no default or event of default then exists) the Borrower, such consents not to be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Borrower shall (x) not be required in connection with assignments to other Lenders, to any affiliate of a Lender or any approved fund and (y) be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent with respect to any Term Loan Facilities.

Assignments will be subject to the payment by the assigning Lender of a service fee to the Administrative Agent.

Assignments of loans under the Term B Facility to the Borrower or any of its subsidiaries shall be permitted subject to satisfaction of conditions to be set forth in the Credit Documentation, including that (i) no default or event of default shall exist or result therefrom, (ii) (A) there shall be minimum liquidity (unrestricted cash on hand plus availability under the Revolving Credit Facility) of at least $50,000,000 after giving pro forma effect to the proposed assignment and (B) the Borrower shall be in compliance with all Financial Covenants on a pro forma basis, (iii) the Borrower must provide a customary representation and warranty as to disclosure of information, (iv) immediately upon the effectiveness of any such assignment, such loans shall be cancelled and (v) no borrowings under the Revolving Credit Facility shall be used to fund any such assignment.

Notwithstanding anything to the contrary contained herein, no assignments or participations will be made to Disqualified Institutions, provided that the list of Disqualified Institutions shall have been made available to all Lenders.

Patriot Act:	To help fight the funding of terrorism and money laundering activities, Federal Law requires U.S. financial institutions to obtain, verify and record information that identifies each person or entity that opens an account and/or enters into a business relationship with such financial institution.

Sanctions:	The Administrative Agent and the Lenders may disclose confidential information, without notice to the Borrower, to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or in accordance with its regulatory compliance policy.

Governing Law:	New York.

Exclusive Forum:	Federal and State courts in the County of New York, New York.

Counsel to Administrative Agent:	Drinker Biddle & Reath LLP.

Exhibit A to Annex II

Pricing Grid – Revolving Credit Facility and Term A Facility

Revolving Credit Facility

Total Leverage Ratio	Base Rate Margin	LIBOR Margin	Commitment Fee
> 4.50:1.00	2.250%	3.250%	0.250%
≥ 4.00:1.00 and < 4.50:1.00	1.750%	2.750%	0.250%
≥ 3.00:1.00 and < 4.00:1.00	1.500%	2.500%	0.250%
≥ 2.50:1.00 and < 3.00:1.00	1.250%	2.250%	0.250%
≥ 2.00:1.00 and < 2.50:1.00	1.000%	2.000%	0.175%
< 2.00:1.00	0.750%	1.750%	0.175%

Term A Facility

Total Leverage Ratio	Base Rate Margin	LIBOR Margin
> 4.50:1.00	2.250%	3.250%
≥ 4.00:1.00 and < 4.50:1.00	1.750%	2.750%
≥ 3.00:1.00 and < 4.00:1.00	1.500%	2.500%
≥ 2.50:1.00 and < 3.00:1.00	1.250%	2.250%
≥ 2.00:1.00 and < 2.50:1.00	1.000%	2.000%
< 2.00:1.00	0.750%	1.750%

Exhibit B to Annex II

Definitions of Adjusted EBITDA

Adjusted EBITDA: for each period the following items for the four fiscal quarters ended on, or most recently prior to, the last day of such period: Net Income plus without duplication to the extent deducted in computing Net Income, the sum of (without duplication):

(a) Interest Expense;

(b) income tax expense;

(c) depreciation and amortization expense;

(d) write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and any convertible securities);

(e) any extraordinary, unusual or non-recurring expenses or losses (including expenses or losses on sales or abandonment of assets outside of the ordinary course of business) determined in accordance with GAAP;

(f) share-based compensation plus any other non-cash charges, including, for the sake of clarity, non-cash impairments of intangible assets;

(g) net losses attributable to discontinued operations;

(h) non-recurring actual expenses in connection with Permitted Acquisitions;

(i) restructuring charges previously incurred and reported prior to the date such Person becomes a Subsidiary of the Borrower in connection with a Permitted Acquisition to the extent the charges can be agreed upon by Majority Lenders and the Borrower;

(j) adjustments to Operating Income (GAAP), including “Consolidation and Optimization,” “IP Litigation,” “Acquisition and Integration,” and/or “Asset Dispositions and Other” used in the determination of Total Adjusted Operating Income;

(k) for the 2015 and 2016 fiscal years, $25 million for estimated run rate synergies1;

(l) pro forma losses of Nuvectra (Spinco); and

(m) severance costs not included in other categories;

[1]	To be further defined.

minus to the extent included in computing Net Income, but without duplication, the sum of:

(i) any extraordinary, unusual or non-recurring income or gains (including gains on sales or abandonment of assets outside of the ordinary course of business) determined in accordance with GAAP; and

(ii) any other non-cash income;

(iii) net income attributable to discontinued operations;

(iv) any net gain from the collection of proceeds of life insurance policies; and

(v) pro forma gains of Nuvectra (Spinco); .

The aggregate amount of add backs made pursuant to clauses (h), (i) (j) and (m) above in any four fiscal quarter period shall not exceed 25% of Adjusted EBITDA (prior to giving effect to such add backs) as measured at the end of any fiscal quarter ending prior to the first anniversary of the Closing Date and 20% of Adjusted EBITDA (prior to giving effect to such add backs) as measured at the end of any fiscal quarter ending after the first anniversary of the Closing Date.

ANNEX III

Project Redwing

Up to $400,000,000 Senior Unsecured Bridge Facility

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein have the meanings given to them in the Commitment Letter (including the other Annexes thereto) to which this Annex III is attached.

Borrower:	The Borrower under the Credit Facilities (the “Borrower”).

Bridge Administrative Agent:	Manufacturers and Traders Trust Company (the “Bridge Agent”).

Joint Lead Arrangers and Joint Bookrunners:	Credit Suisse Securities (USA) LLC, Manufacturers and Traders Trust Company, and KeyBanc Capital Markets Inc. (the “Arrangers”).

Bridge Facility:	Senior bridge loans (the “Bridge Loans”) in an aggregate principal amount of up to $400,000,000 (the “Bridge Facility”) minus the aggregate gross proceeds of any Notes or other Securities (as defined in the Bridge Facility Fee Letter) issued on or prior to the Closing Date.

Ranking:	The Bridge Loans will rank pari passu in right of payment with the Credit Facilities and will be unsecured.

Guarantors:	Parent and each existing and subsequently acquired or organized subsidiary of the Borrower that is a guarantor of the Credit Facilities will guarantee (the “Bridge Guarantees”) the Bridge Loans on a senior unsecured basis.

Purpose:	The proceeds of the Bridge Loans on the Closing Date, together with the proceeds of the Term Loan Facilities, Equity Consideration and cash on the balance sheet of the Borrower and the Guarantors, shall be used to (i) fund the Cash Consideration and the Refinancing and (ii) pay fees and expenses incurred in connection with the Transactions.

Conversion and Maturity:	On the first anniversary of the Closing Date (the “Conversion Date”), any Bridge Loan that has not been previously repaid in full will be automatically converted into a senior term loan (each an “Extended Term Loan”) due on the date that is eight years after the Closing Date (the “Maturity Date”); provided that such conversion shall be subject to the following conditions being satisfied (i) there shall be no payment or bankruptcy event of default and (ii) the Conversion Fee (as defined in the Bridge Facility Fee Letter) shall have been paid in full (and to the extent any of such conditions are not satisfied as of first anniversary of the Closing Date, such automatic extension shall not occur and the Bridge Loans shall mature and become due and payable on such date).

At any time on or after the Conversion Date, at the option of the applicable Lender, the Extended Term Loans may be exchanged in whole or in part for senior exchange notes (the “Exchange Notes”) having an equal principal amount; provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $50 million in principal amount of Exchange Notes, and may defer each subsequent issuance of Exchange Notes until such time as the Borrower shall have received additional requests to issue at least $50 million in principal amount of additional Exchange Notes (or, if the aggregate principal amount of the outstanding Extended Term Loans is less than $50 million, additional requests to issue additional Exchange Notes in an amount equal to all of such outstanding Extended Term Loans).

The Extended Term Loans will be governed by the provisions of the Bridge Documentation (as defined below) and will have the same terms as the Bridge Loans except as expressly set forth on Exhibit A hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Exhibit B hereto.

Interest Rates:	The interest rate applicable to the Bridge Loans for the first three-month period commencing on the Closing Date will be a rate per annum equal to Adjusted LIBOR (as defined below) plus 6.00% (the “Initial Margin”). Three months after the Closing Date and at the end of each three month period thereafter, the spread over Adjusted LIBOR shall be increased by 50 basis points (the Initial Margin plus each 50 basis point increase described above, the “Applicable Margin”).

“Adjusted LIBOR” shall be defined in a manner consistent with the Credit Facilities; provided that Adjusted LIBOR shall in no event be less than 1.00% per annum.

The Borrower may elect interest periods of one, two or three months. Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days and interest shall be payable at the end of each interest period and, in any event, at least every three months.

During the continuance of an event of default, loans (including the Bridge Loans and Extended Term Loans) and reimbursement obligations outstanding shall bear interest at the interest rate otherwise in effect plus 2% per annum.

Notwithstanding anything to the contrary set forth herein, at no time shall the per annum interest rate on the Bridge Loans exceed the Total Cap (plus any default interest, if applicable). Notwithstanding anything the contrary and for the avoidance of doubt, in no event shall the Total Cap limit the payment in cash of any default rate of interest in respect of the Bridge Loans, Extended Term Loans or Exchange Notes.

The Bridge Documentation shall include customary protective provisions for such matters as increased costs, funding losses, illegality, change of laws (including those related to capital adequacy of banks), defaulting lenders, and withholding taxes.

2

Documentation Principles:	The definitive documentation for the Bridge Facility (the “Bridge Documentation” and, together with the Credit Documentation, the “Facilities Documentation”) will be negotiated in good faith and will be based on credit facility documentation (including guarantees) for recently committed, similarly sized unsecured credit facilities in connection with leveraged acquisitions and contain such other terms as the Borrower and the Commitment Parties shall reasonably agree and customary for bridge financings of this type.

Voluntary Prepayments:	Subject to the provisions of the Credit Facilities, the Bridge Loans may be prepaid, in whole or in part, without premium or penalty (other than breakage), at par plus accrued and unpaid interest upon not less than three business days’ prior written notice (or such shorter period as the Bridge Agent may agree to), at the option of the Borrower at any time.

Mandatory Prepayments:	The Bridge Loans shall be prepaid with, subject to certain exceptions to be agreed upon, (i) the net proceeds from the issuance, offering or placement of any debt obligations or equity securities by Parent or any of its subsidiaries (with such proceeds being applied to repay the Bridge Loans prior to the repayment of loans outstanding under the Credit Facilities); provided that in the event that any lender that committed to provide a portion of the Bridge Loans pursuant to the Commitment Letter (each, an “Initial Bridge Lender”) or any of its affiliates purchases debt securities from Parent or its subsidiaries pursuant to a “Securities Offering” under the Bridge Facility Fee Letter at an issue price above the level at which such Initial Bridge Lender or affiliate has determined such debt securities can be resold at the time of such purchase by such Initial Bridge Lender or affiliate to a bona fide third party that is not a Lender under the Bridge Facility or an affiliate thereof or a participant in the Bridge Facility at such time (and notifies the Borrower thereof), the net cash proceeds received by Parent and its subsidiaries in respect of such debt securities may, at the option of such Initial Bridge Lender or affiliate, be applied first to prepay the Bridge Loans of such Initial Bridge Lender or affiliate (provided that if there is more than one such Initial Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Initial Bridge Lenders or affiliates in proportion to such Initial Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from Parent or its subsidiaries) prior to being applied to prepay the Bridge Loans held by other Lenders; and (ii) the net proceeds from any non-ordinary course asset sales by Parent or any of its subsidiaries (including proceeds from the sale of equity securities of any subsidiary of the Borrower), but only to the extent required to be prepaid under, and subject to the reinvestment rights set forth in, the Credit Facilities and only in excess of the amount required to be paid to the lenders under the Credit Facilities. The Borrower will also be required to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined) at 100% of the outstanding principal amount thereof (plus all accrued and unpaid interest thereon).

3

Representations and Warranties:	The Bridge Documentation will contain representations and warranties provisions that are based on those for the Credit Facilities but with such changes that are appropriate for bridge loan financings of this type.

Conditions Precedent to Closing:	Limited to the conditions precedent set forth in or by reference in Section 1 of the Commitment Letter. For the avoidance of doubt, it is agreed that conditions set forth herein are subject, in all respects, to the Limited Conditionality Provision.

Covenants:	The Bridge Documentation will contain affirmative and negative covenants relating to the Parent and its subsidiaries that are based on those for the Credit Facilities but with such changes that are appropriate for bridge loan financings of this type, it being understood that prior to the Conversion Date, the debt, lien, and restricted payments covenants applicable to the Bridge Loans shall be more restrictive than those applicable to the Credit Facilities; provided, that in no event will the Bridge Documentation contain financial maintenance covenants.

Notwithstanding the foregoing, the Bridge Documentation will include (i) a covenant for the Borrower to use commercially reasonable efforts to refinance the Bridge Loans as promptly as practicable following the Closing Date and (ii) customary securities demand and cooperation covenants consistent with those set forth in the Bridge Facility Fee Letter.

Events of Default:	The Bridge Documentation will contain events of default provisions that are based on those for the Credit Facilities but with such changes that are appropriate for bridge loan financings of this type.

Waivers and Amendments:	Amendments and waivers of the Bridge Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the Bridge Loans, except that the consent of (a) each affected Lender shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions or forgiveness of principal, interest or fees payable to such Lender (provided that a waiver of the obligation to pay default interest or to make a mandatory prepayment will not constitute such a reduction or forgiveness for purposes of this clause (ii)), (iii) extensions of the Conversion Date or final maturity of such Lender’s Bridge Loans or of the date for payment to such Lender of any interest or fees (provided that a waiver of the obligation to pay default interest will not constitute an extension of the date for payment of interest for purposes of this clause (iii)), (iv) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations and (b) each Lender shall be required with respect to (i) modifications to certain provisions requiring the pro rata treatment of Lenders, (ii) modification to voting requirements or percentages and (iii) releases of all or substantially all of the value of the guaranties.

4

Assignments and Participations:	The Lenders will be permitted to assign loans under the Bridge Facility without the consent of (but with notice to) the Borrower and without the consent of (but with notice to) the Bridge Agent. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation and will be subject to customary restrictions on eligible assignees to be agreed.

Notwithstanding the above, prior to the Conversion Date and so long as no bankruptcy or payment event of default shall have occurred and be continuing, and so long as no Demand Failure Event (as defined in the Bridge Facility Fee Letter) has occurred, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld, conditioned or delayed) if, subsequent thereto, the Commitment Parties in respect of the Bridge Facility (together with their affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans. Consent shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent.

The Lenders will be permitted to sell participations in loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions or forgiveness of principal, interest or fees payable to such participant, (b) extensions of final maturity or scheduled amortization of, or date for payment of interest or fees on, the loans in which such participant participates and (c) releases of all or substantially all of the value of the Bridge Guarantees.

Notwithstanding anything to the contrary contained herein, prior to the Conversion Date and so long as no Demand Failure Event (as defined in the Bridge Facility Fee Letter) has occurred, no assignments or participations will be made to Disqualified Institutions, provided that the list of Disqualified Institutions shall have been made available to all Lenders.

Patriot Act:	To help fight the funding of terrorism and money laundering activities, Federal Law requires U.S. financial institutions to obtain, verify and record information that identifies each person or entity that opens an account and/or enters into a business relationship with such financial institution.

Sanctions:	The Bridge Agent and the Lenders may disclose confidential information, without notice to the Borrower, to governmental regulatory authorities in connection with any regulatory examination of the Bridge Agent or in accordance with its regulatory compliance policy.

Expenses and Indemnification:	Consistent with the Credit Facilities.

Governing Law:	New York.

5

Exclusive Forum:	Federal and State courts in the County of New York, New York.

Counsel to Bridge Agent:	Drinker Biddle & Reath LLP.

6

Exhibit A to Annex III

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at a fixed rate per annum equal to the Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Maturity Date, in each case payable in arrears and computed on the basis of a 360-day year.

Covenants, Events of Default and Offers to Purchase:	Upon and after the Conversion Date, the covenants, events of default and mandatory offers to purchase applicable to the Exchange Notes will also be applicable to the Extended Term Loans.

Exhibit B to Annex III

Exchange Notes

Issue:	The Exchange Notes will be issued under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at a fixed rate per annum equal to the Total Cap; provided that any Lender that surrenders Extended Term Loans in exchange for Exchange Notes may elect to receive such Exchange Notes in the form of multiple tranches of Exchange Notes (with such tranches bearing different interest rates and having different maturities, ranking and other terms, all as determined by the required lenders), so long as the weighted average interest rate of such tranches does not exceed the Total Cap. Interest will be payable semiannually in arrears.

Optional Redemption:	The Exchange Notes will be non-callable until the third anniversary of the Closing Date (subject to a customary “equity clawback” provision described below and a customary make-whole optional redemption provision described below). Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to 75% of the coupon on such Exchange Note, which premium shall decline ratably on each anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Exchange Notes.

Up to 40% of the aggregate principal amount of Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Borrower at a price equal to par plus the coupon on the Exchange Notes plus accrued interest; provided that after giving effect to such redemption at least 60% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Any Exchange Notes held by the Commitment Parties or their affiliates (other than asset management affiliates that purchase securities in the ordinary course of their business), and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities, shall be redeemable at any time and from time to time at the option of the Issuer at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Offer to Repurchase upon a Change of Control:	The Borrower will be required to offer to repurchase the Exchange Notes following the occurrence of a Change of Control (to be defined) at 101% of the outstanding principal amount thereof (plus all accrued and unpaid interest thereon), unless the Issuer shall redeem all Exchange Notes pursuant to the “Optional Redemption” section above.

Defeasance Provisions:	Customary for high-yield debt securities of issuers of similar size, operational requirements, industry, businesses, business practices, proposed business plan and credit quality.

Modification:	Customary for high-yield debt securities of issuers of similar size, operational requirements, industry, businesses, business practices, proposed business plan and credit quality.

Registration Rights:	None.

Covenants:	Incurrence-based covenants customary for high-yield debt securities of issuers of similar size, operational requirements, industry, businesses, business practices, proposed business plan and credit quality.

Events of Default:	Customary for high-yield debt securities of issuers of similar size, operational requirements, industry, businesses, business practices, proposed business plan and credit quality.

CONFIDENTIAL	ANNEX IV

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the other annexes thereto) to which this Summary of Additional Conditions Precedent is attached.

The initial borrowing under the Facilities shall be subject to the following conditions precedent:

1. Consummation of the Acquisition. The Acquisition shall be consummated substantially concurrently with the initial funding of the Facilities in accordance in all material respects with the fully executed Agreement and Plan of Merger, dated as of the date of this Commitment Letter, and notwithstanding anything to the contrary in the Commitment Letter, the Merger Agreement shall not have been amended or modified or any condition therein waived, in each case in any respect that is materially adverse to the Lenders or the Lead Arrangers in their capacities as such, without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld or delayed); provided, that without the consent of each Lead Arranger, the Borrower shall not increase the portion of the purchase price of the Target payable in cash, except to the extent that such increase in the cash portion of the purchase price is funded entirely from cash proceeds of a contemporaneous common equity offering; provided, further, that any amendment or modification that results in (a) any increase in consideration for the Acquisition of more than 10%, (b) any decrease in the consideration for the Acquisition of more than 10%, and (c) any decrease in the consideration for the Acquisition of less than 10% that is not applied to reduce the Term B Facility, the Term A Facility and the Bridge Facility (allocated ratably across all such Facilities) on a dollar-for-dollar basis, in each case shall be deemed to be materially adverse to the Lenders and the Lead Arrangers. Immediately following the consummation of the Transactions, the Refinancing shall have occurred and neither the Parent nor any of its subsidiaries shall have any indebtedness for borrowed money or preferred equity other than as contemplated by the Commitment Letter.

2. Financial Statements. The Lead Arrangers shall have received U.S. GAAP (i) (A) audited consolidated balance sheets of the Parent as at the end of each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, and related statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Parent for each of the three fiscal years immediately preceding, and ended more than 60 days prior to, the Closing Date and (B) audited consolidated balance sheets of Accellent Inc. as at the end of each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date, and related statements of income, stockholders’ equity and cash flows of Accellent Inc. for each of the three fiscal years immediately preceding, and ended more than 90 days prior to, the Closing Date; and (ii) (A) an unaudited consolidated balance sheet of the Parent as at the end of, and related statements of operations, comprehensive income (loss) and cash flows of the Parent for, each fiscal quarter (and the corresponding quarter in the prior fiscal year), other than the fourth quarter of the Parent’s fiscal year, subsequent to the date of the most recent audited financial statements of the Parent and ended more than 40 days prior to the Closing Date and (B) (i) unaudited interim consolidated financial statements for Accellent Inc. and its subsidiaries for the six months ended July 4, 2015 (consisting of a balance sheet and a statement of operations, loss and stockholders’ equity) and (ii) an unaudited consolidated balance sheet of Accellent Inc. as at the end of, and related statements of income and cash flows of Accellent Inc. for, each fiscal quarter (and, in the case of the statement of income and cash flows, the corresponding quarter in the prior fiscal year), other than the fourth quarter of Accellent Inc. fiscal year, subsequent to the date of the most recent audited financial statements of Accellent Inc. and ended more than 45 days prior to the Closing Date. It being understood and agreed that the financial statements set forth in clauses (i)(A) for the fiscal year ended December 31, 2014 and (i)(B) for the fiscal year ended January 3, 2015 have been delivered as of the date hereof.

3. Pro Forma Financial Statements; Projections. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Parent as of and for the twelve-month period ending on the last date of the most recently completed four- fiscal quarter period for which financial statements have been delivered pursuant to paragraph 2 above, prepared after giving effect to the Transactions and the spin-off of QIG Group LLC as if the Transactions and spin-off had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements). The Borrower shall have delivered its most recent projections through the 2020 fiscal year, prepared on a quarterly basis through the end of 2017.

4. Solvency. The Lead Arrangers, the Bridge Agent (in the event that any Bridge Loans are to be borrowed on the Closing Date) and the Administrative Agent shall have received a solvency certificate from the chief financial officer of Borrower in the form of Exhibit A to this Annex IV as to the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Acquisition and the Refinancing.

5. Confidential Information Memorandum and Marketing Period for Facilities. The Lead Arrangers shall have been afforded a period of at least 15 consecutive business days following the date of delivery of the Information Memorandum and prior to the Closing Date (provided that (i) November 27, 2015 shall be excluded as a business day for such purposes, (ii) such period shall commence no earlier than September 8, 2015 and (iii) if such period has not ended on or prior to December 18, 2015, such period shall not be deemed to have commenced prior to January 4, 2016) to syndicate the Facilities. If the Borrower reasonably believes, in good faith, that it has provided the information required to be provided by it under Sections 2, 3 and 5 of this Annex IV (such information, the “Required Financial Information”), the Borrower may then deliver to the Lead Arrangers a written notice to that effect (stating how and when it believes it completed such delivery), in which case the Borrower shall thereafter be deemed to have provided the Required Financial Information unless the Lead Arrangers reasonably believe, in good faith, the Borrower has not completed the delivery of the Required Financial Information and, within five Business Days after its receipt of such notice, any Lead Arranger delivers a written notice to the Borrower to that effect (stating with reasonable specificity which Required Financial Information such Lead Arranger reasonably believes has not delivered, or has been delivered incompletely, by the Borrower).

6. Offering Memorandum and Marketing Period for Notes. With respect to the Bridge Facility, (a) one or more investment banks satisfactory to the Lead Arrangers (collectively, the “Investment Bank”) shall have been engaged to privately place the Notes and the Lead Arrangers and the Investment Bank each shall have received (i) a customary preliminary offering document (an “Offering Document”) suitable for use in a customary “high-yield road show” relating to the Notes, which contains all information set forth in Section 2 of this Annex IV and customary appropriate pro forma financial statements (which shall in any event include adjustments in respect of the Transactions as well as the spin-off of QIG Group LLC) in each case prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other information and data that the Securities and Exchange Commission would require in a registered offering of the Notes or that would be customarily included in Offering Documents of such type (it being understood that such Offering Document shall not be required to include (A) financial statements or information required by Rules 3-10 or 3-16 of Regulation S-X, (B) information required by Item 402 of Regulation S-K and information regarding executive compensation and (C) financial statements of the Target (it being understood that this Section 6(a)(i)(C) of this Annex IV shall not be construed to exclude financial statements or information of Accellent Inc. and its subsidiaries) but such Offering Document shall be required to include disclosure of information in respect of guarantors and non-guarantors that is customary for Rule 144A offerings of high yield debt securities) and (ii) (A) customary “comfort” letters (each of which shall also provide “negative assurance” comfort that is customary in the context of a transaction where the most recent financial statements are not more than 135 days old and, in the case of the “comfort” letters delivered by the independent accountants of the Parent, shall also provide customary “negative assurance” comfort with respect to the pro forma financial statements included in the Offering Document) from the independent accountants of each of the Parent and Accellent Inc. in connection with the offering of the Notes (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in any Offering Document) which the independent accountants of each of the Parent and Accellent Inc. are prepared to issue upon completion of customary procedures and (B) a customary “10b-5” disclosure letter from counsel to the Parent and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following receipt of an Offering Document including the information described in clause (a) to seek to place the Notes with qualified purchasers thereof (provided that (i) November 27, 2015 shall be excluded as a business day for such purposes, (ii) such period shall commence no earlier than September 8, 2015 and (iii) if such period has not ended on or prior to December 18, 2015, such period shall not be deemed to have commenced prior to January 4, 2016).

7. Collateral. With respect to the Credit Facilities, all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing; provided, however, that this condition is subject in all respects to the Limited Conditionality Provisions.

8. PATRIOT Act. The Administrative Agent, the Bridge Agent and the Lead Arrangers shall have received, at least 3 business days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been requested by the Administrative Agent, the Bridge Agent or the Lead Arrangers in writing at least 10 business days prior to the Closing Date.

9. Miscellaneous Closing Conditions. Subject to the Limited Conditionality Provisions, the delivery of customary closing certificates, good standing certificates, borrowing notices, legal opinions of counsel to the Borrower and the Guarantors and customary evidence of authorization. The Specified Representations and the Merger Agreement Representations shall be true in all material respects (without giving effect to any “double materiality”).

10. Fees. Payment of all fees required to be paid on the Closing Date pursuant to the Fee Letters and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least 2 business days prior to the Closing Date, shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities pursuant to arrangements reasonably satisfactory to the Initial Lenders and the Borrower).

EXHIBIT A TO

ANNEX IV

Form of Solvency Certificate

SOLVENCY CERTIFICATE

[Date]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [        ] of the Credit Agreement, dated as of [        ] (the “Credit Agreement”), among Greatbatch Ltd., a New York corporation (the “Borrower”), Manufacturers and Traders Trust Company, as the Administrative Agent, the other Lenders parties thereto[, and the other agents party thereto]. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                    ], solely in my capacity as the Chief Financial Officer of the Borrower, do hereby certify on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions:

1. The sum of all indebtedness (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis.

2. The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted, or presently contemplated to be conducted, as of date hereof.

3. The Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

4. The Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6. I am familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business presently conducted and anticipated to be conducted by the Borrower and its Subsidiaries after the consummation of the Transactions.

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as Chief Financial Officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first written above.

GREATBATCH LTD.

By:
Name:
Title: Chief Financial Officer